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                                                                       EXHIBIT 5

                        [LETTERHEAD OF IRELL & MANELLA]

                                August 4, 1994

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012

       Re: Debt Securities of Mattel, Inc.
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Ladies and Gentlemen:

       We have acted as counsel to Mattel, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form
S-3, File No. 33-_____________ (the "Registration Statement"), filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of $250,000,000 aggregate initial offering price of one or more series of the Company's debt securities (the "Debt Securities"), which may be issued from time to time pursuant to Rule 415 under the Act. The Debt Securities will be issued pursuant to an Indenture (the "Indenture") between the Company and Chemical Trust Company of California, as trustee ("the Trustee"), and will be subject to specific terms pertaining to each respective series of Debt Securities as determined at the time of sale and as set forth either in a supplemental indenture or resolutions of the Company's Board of Directors in accordance with the terms of the Indenture (the "Amendment Procedures").

       As such counsel, we have examined the Registration Statement and a form of the Indenture and have made such other factual and legal investigations as we deemed necessary or appropriate in order to render this opinion. Further, we are familiar with additional corporate procedures that the Company contemplates taking prior to the issuance of any series of Debt Securities, including the Amendment Procedures.

       Based upon such examinations and investigations and subject to such additional corporate procedures (including the Amendment Procedures) being taken as now contemplated by the

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                        [LETTERHEAD OF IRELL & MANELLA]

Mattel, Inc.
August 4, 1994
Page 2

Company prior to the issuance of any series of Debt Securities, it is our opinion that, upon the issuance and sale of the Debt Securities against payment therefor, and assuming the due authorization and execution of the Debt Securities by the Company and the authentication thereof by the Trustee in accordance with the terms of the Indenture, the Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to the binding and enforceable nature of such obligations, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

       This opinion is rendered solely for your benefit in connection with the transactions decribed above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                               Sincerely,

                                               /s/ IRELL & MANELLA

                                               Irell & Manella